EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 11, 2025 with respect to the statements of condition including the related portfolio schedules of Global Water Portfolio 2025-3 and The Dow Jones Total Market Portfolio, Enhanced Index Strategy 2025-4(included in Invesco Unit Trusts, Series 2441) as of September 11, 2025 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-288544) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
September 11, 2025